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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Cone Mills Corporation
(Name of Registrant as Specified in Its Charter)
Cone Mills Shareholders' Committee
(Name of Person(s) Filing Proxy Statement)

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PRESS RELEASE
For Immediate Release	08/08/03
Contact Person: Marc H. Kozberg Telephone No. (763) 923-2270

Cone Mills Shareholders' Committee Commences Lawsuit to Compel Shareholders' Meeting

        Marc Kozberg, spokesman for the Cone Mills Shareholders' Committee announced today that members of his group commenced a lawsuit in North Carolina to compel Cone Mills to hold a shareholders' meeting at the earliest possible date. Under North Carolina law, a court can order a shareholders' meeting if at least 15 months have elapsed since the last meeting.

        Kozberg stated, "Cone Mills is in violation of its bylaws which require an annual meeting in May. We objected to the first delay of the shareholders' meeting and, while the Board set a new record date and meeting date, we have no confidence that the meeting will be held as scheduled. We believe that the delay in holding a shareholders' meeting is intended to entrench the current board since we believe the only items for consideration at the meeting are the election of directors and appointment of auditors. There is no reason for further delay.

        Our Committee has filed proxy materials with the SEC disclosing our intent to nominate Charles Barry, a highly respected businessman and the Company's largest individual shareholder, Randall Kominsky, a former consultant to the Company who helped engineer the Company's return to profitability in 2002, and Jess Ravich, an investment banker with significant experience in high yield corporate debt, to stand for election as directors at Cone Mills' next shareholder meeting.

        Last year seemed to be a turnaround year for Cone, but the recovery is fragile. Cone Mills' management and Board have failed to take any of the steps necessary to solidify the company's gains. These failures have put Cone Mills and its shareholders at significant risk.

        Our Committee has been rebuffed at every attempt to assist Cone Mills. Cone Mills has been trying to recapitalize for over two years. Earlier this year, Cone Mills' Board failed to consider the shareholders' rights offering proposal presented by our investment banker even though we believe that our proposed plan was more favorable to the Company's shareholders than the plan the Company publicly announced in January 2003 but subsequently abandoned. No alternative plan is currently proposed. Further, despite our urging and urging by others, the Board also failed to take any meaningful steps toward selling Cone Mills' under-performing businesses as a step to improve the Company's balance sheet. We believe that the costly credit terms the Company was forced to accept for the extension of its senior lending agreement in 2001 and again last spring could have been avoided had steps been taken to strengthen the balance sheet as we suggested.

        We and the other shareholders have watched our investment steadily decline. In 2001, our stock traded as high as $7.62 and is now at $1.11, an 85% decline. In short, the shareholders should be given the opportunity to choose the future of Cone Mills by electing directors at the earliest possible date," Kozberg concluded.

IMPORTANT INFORMATION

        This news release is for informational purposes only and is not a solicitation of a proxy. Detailed information regarding the names, affiliations and interests of the members of the Cone Mills Shareholders' Committee and its nominees and others who may be deemed participants in the shareholders' committee solicitation is available in the preliminary proxy statement filed by the shareholders' committee with the Securities and Exchange Commission, which is available through the SEC's public Edgar database at www.sec.gov. Shareholders are advised to read the committee's definitive proxy statement when it becomes available because it will contain important information. Shareholders may obtain, free of charge, copies of the committee's proxy statement when it becomes available, and other soliciting materials filed by the committee, at the Commission's website at www.sec.gov.

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Cone Mills Shareholders' Committee Commences Lawsuit to Compel Shareholders' Meeting